Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 29th day of May, 2014, by and between BMR-ROGERS STREET LLC, a Delaware limited liability company (“Landlord”), and IDENIX PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of September 25, 2012 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of May 1, 2013 and that certain Second Amendment to Lease dated as of September 3, 2013 (the “Second Amendment”) (collectively, and as the same may have been heretofore further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord in the building at 320 Bent Street in Cambridge, Massachusetts (the “Building”);

B. WHEREAS, Landlord and Tenant desire to confirm the Phase 2 Commencement Date;

C. WHEREAS, Landlord and Tenant desire to establish the terms and conditions relating to the Phase 3 Tenant Improvements and the Phase 3 Additional TI Allowance; and

D. WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.”

2. Acknowledgement of Phase 2 Commencement Date. Tenant hereby confirms the following:

(a) Tenant accepted possession of the Phase 2 Premises for use in accordance with the Permitted Use on September 1, 2013.

(b) The Phase 2 Premises are in good order, condition and repair.

(c) All conditions of the Lease to be performed by Landlord as a condition to the full effectiveness of the Lease have been satisfied, and Landlord has fulfilled all of its duties in the nature of inducements offered to Tenant to lease the Phase 2 Premises.

BioMed Realty form dated 2/26/14

(d) In accordance with the provisions of Article 4 of the Lease, the Phase 2 Commencement Date is September 1, 2013.

(e) The Lease is in full force and effect, and the same represents the entire agreement between Landlord and Tenant concerning the Phase 2 Premises.

(f) Tenant has no existing defenses against the enforcement of the Lease by Landlord, and there exist no offsets or credits against Rent owed or to be owed by Tenant.

(g) The obligation to pay Rent with respect to the Phase 2 Premises is presently in effect and all Rent obligations with respect to the Phase 2 Premises on the part of Tenant under the Lease commenced to accrue on September 1, 2013.

(h) Tenant has not made any prior assignment, transfer, hypothecation or pledge of the Lease or of the rents thereunder or sublease of the Premises or any portion thereof.

3. Phase 3 Tenant Improvements. In accordance with Section 4.4(a) of the Original Lease and Section 6 of the Second Amendment, and in lieu of Tenant proving Landlord with Exhibit E-1 to the Second Amendment, Tenant hereby confirms that it wishes to exercise its right to utilize the entire Phase 3 Additional TI Allowance of Five Hundred Fifty-Nine Thousand Six Hundred and 00/100 Dollars ($559,600.00) (based upon One Hundred and 00/100 Dollars ($100.00) per square foot of Rentable Area of the Phase 3 Premises) (the “Phase 3 Additional TI Allowance”).

(a) The Phase 3 Additional TI Allowance may be applied to the costs of (i) construction, (ii) project management by Landlord (which fee shall equal three percent (3%) of the cost of the Phase 3 Tenant Improvements, including the Phase 3 Additional TI Allowance), (iii) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Landlord, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Tenant, (iv) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (v) building permits and other taxes, fees, charges and levies by Governmental Authorities for permits or for inspections of the Phase 3 Tenant Improvements, and (vi) costs and expenses for labor, material, equipment and fixtures. In no event shall the Phase 3 Additional TI Allowance be used for (A) payments to Tenant or any affiliates of Tenant, (B) the purchase of any furniture, personal property or other non-building system equipment, (C) costs resulting from any default by Tenant of its obligations under the Lease or (D) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).

(b) As set forth in Section 4.4(a) of the Original Lease and Section 6 of the Second Amendment, Base Rent shall be increased to include the amount of the Phase 3 Additional TI Allowance disbursed by Landlord in accordance with the Lease amortized over the initial Term at a rate of eight percent (8%) annually. Tenant shall have until February 28, 2015 (the “Phase 3 TI Deadline”), to expend the unused portion of the Phase 3 Additional TI Allowance, after which date Landlord’s obligation to fund such costs shall expire. The amount by which Base Rent shall be increased shall be determined (and Base Rent shall be increased accordingly) as of the Phase 3 Commencement Date and, if such determination does not reflect use by Tenant of all of the Phase 3 Additional TI Allowance, shall be determined again as of the Phase 3 TI Deadline, with Tenant paying (on the next succeeding day that Base Rent is due under the Lease (the “Phase 3 TI True-Up Date”)) any underpayment of the further adjusted Base Rent for the period beginning on the Phase 3 Commencement Date and ending on the Phase 3 TI True-Up Date.

(c) Tenant and Landlord hereby agree that the budget for the Phase 3 Tenant Improvements is attached as Exhibit A attached hereto (the “Phase 3 TI Budget”).

(d) To the extent that the total projected cost of the Phase 3 Tenant Improvements (as projected by Landlord and as set forth in the Phase 3 TI Budget) exceeds the Phase 3 Additional TI Allowance (such excess, the “Phase 3 Excess TI Costs”), Tenant shall pay the costs of the Phase 3 Tenant Improvements on a pari passu basis with Landlord as such costs are paid, in the proportion of Phase 3 Excess TI Costs payable by Tenant to the Phase 3 Additional TI Allowance. In no event shall any unused Phase 3 Additional TI Allowance entitle Tenant to a credit against Rent payable under the Lease.

4. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees (as defined in the Existing Lease) for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.

5. No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

6. Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Idenix Pharmaceuticals, Inc.

320 Bent Street

Cambridge, Massachusetts 02142

Attn: General Counsel

7. Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Existing Lease, as modified by this Amendment.

8. Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

9. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

10. Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

11. Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as a sealed Massachusetts instrument as of the date and year first above written.

LANDLORD:

BMR-ROGERS STREET LLC, a Delaware limited liability company

By:	/s/ William Kane
Name:	William Kane
Title:	Vice President, Leasing & Development

TENANT:

IDENIX PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Maria Stahl
Name:	Maria Stahl
Title:	SVP, General Counsel

EXHIBIT A

PHASE 3 TI BUDGET

See attached one (1) page.